Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL GARDEN & PET COMPANY NAMES

GUS HALAS PRESIDENT AND CEO OF CENTRAL

OPERATING COMPANIES

WALNUT CREEK, CALIFORNIA, April 18, 2011 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies market, today announced the appointment of Gus Halas as President and Chief Executive Officer of the Central Operating Companies, effective April 18, 2011. Mr. Halas will report to William E. Brown, Central’s Chairman and Chief Executive Officer.

Mr. Halas has been a consultant to the Company since 2009. From 2003 to 2009, Mr. Halas was Chairman, President and CEO of T3 Energy Services. He previously served as President and Chief Executive Officer of Clore Automotive and Marley Cooling Tower Company and held senior executive positions with a number of other companies including Ingersoll-Dresser Pump Company and Sulzer Industries.

“Gus is an extraordinarily able businessman with a long record of accomplishment and transformational change and a very high degree of commitment to Central,” said Mr. Brown, Central’s Chairman and Chief Executive Officer. “I am very pleased to have him as a working partner and am excited about the future.”

About Central Garden & Pet Company

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®,

AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH®, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed November 19, 2010, and Central’s Quarterly Report on Form 10-Q, filed February 3, 2011, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact:

Central Garden & Pet Company

Lori Varlas

925.948.3670